EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

To the Board of Directors and Stockholders of

Breeze-Eastern Corporation

We consent to the incorporation by reference in Registration Statement of Breeze-Eastern Corporation on Form S-8 (File Nos. 333-75026, 333-93085, 333-124886, and 333-140368) of our report dated June 12, 2012 with respect to our audits of the Consolidated Financial Statements and related Consolidated Financial Statement schedules of Breeze-Eastern Corporation as of March 31, 2012 and 2011 and for each of the years in the three-year period ended March 31, 2012 and our report dated June 12, 2012 with respect to our audit of the effectiveness of internal control over Financial reporting of Breeze-Eastern Corporation as of March 31, 2012, which reports are included in this Annual Report on Form 10-K of Breeze-Eastern Corporation for the year ended March 31, 2012.

/s/ Marcum LLP

Bala Cynwyd, Pennsylvania
June 12, 2011